Exhibit 10.19

TERMINATION AGREEMENT AND GENERAL RELEASE

This Termination Agreement and General Release (“Agreement”) is entered into by and between Axsys Technologies, Inc. a Delaware corporation (“Axsys”), and John Hanley, an individual residing at 34 Joel Drive, Hebron, CT 06238 (“Employee”), as of January 10, 2002, for the purpose of amicably concluding their employment relationship.

1.                                       Termination Arrangements.

(a)

(i)                  Effective the close of business on January 31, 2002, Employee’s employment with Axsys will terminate.  Employee acknowledges and agrees that during his employment by Axsys, he was employed as an “at will” employee.

(ii)               Axsys will provide the Employee with severance pay and certain other benefits for a period of six (6) months beginning on February 1, 2002 through July 31, 2002. Specifically, Axsys will continue to pay the Employee once every two weeks during the 26-week period (February 1, 2002 through July 31, 2002) an amount determined by dividing his annual base salary immediately prior to his termination by twenty-six (26). During the period February 1, 2002 through July 31, 2002, Axsys will continue at its expense, the medical and dental, and 401 (k) benefits that were being provided on the Employee’s behalf at the time of the termination of his employment. Axsys may withhold from the Severance Payments and all other payments hereunder such amounts as may be required to be withheld under applicable law and any benefits plans in which employee is a participant.

(iii)            Axsys agrees to pay the Employee a prorated amount of his earned Management Incentive Plan bonus equal to $35,035.00 immediately following the Board of Directors Compensation Committee approval of the 2001 bonus payments.

(iv)           The Employee may exercise outstanding vested options (as of January 31, 2002) issued pursuant to Axsys Technologies, Inc. Long-Term Incentive Stock Plan through the period ending ninety (90) days from the end of the severance period (through October 31, 2002).

(v)              The Company will provide the Employee with outplacement services through Drake, Beam & Morin’s standard executive 3-month package at a total cost to the Company of  $5500.00.

(b)                                 Employee agrees that this Agreement has been executed knowingly and of Employee’s own free will.  Further, Employee acknowledges that he has the right to review this document at least 21 days before executing it.  Either Employee or Axsys may revoke and cancel this Agreement at any time within seven (7) days after Employee’s execution of this Agreement by providing written notice to the other party to this Agreement.  If either party does so revoke, this Agreement will be void and Axsys will not have any obligations to provide the payments specified in section 1(a) above.  If no party revokes this Agreement, then Axsys will commence paying Employee the payments provided above in accordance with Axsys’ payroll practices when and as required.

2.             Release.  In consideration for the severance arrangements to be made hereunder to Employee and other good and valuable consideration, Employee does hereby unconditionally, irrevocably and absolutely release and discharge Axsys and their respective directors, officers, employees, agents, successors and assigns, as well as each of their affiliates and each affiliate’s officers, employees, directors, partners, agents, shareholders, successors and assigns (collectively the “Released Parties”), from any and all loss (including, without limitation, attorneys’ fees), liability, claim, demand, cause action, or suit of any type, whether known or unknown, related directly or indirectly or in any way connected with any transactions, affairs, occurrences between them to date (collectively “Claims”), including, but not limited to, (i) all Claims whether arising directly or indirectly out of or in any way connected with Employee’s employment at or termination of employment from Axsys, (ii) all Claims arising under the Age Discrimination in Employment Act, 29 U.S.C.

626 et. seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000(a) et. seq., Executive Order 11246 et. seq., and the civil rights, human rights, employment and labor laws of the United States, Connecticut and any other jurisdiction and (iii) all Claims whatsoever arising under the statutory or decisional law contract, tort or otherwise, of the United States, Connecticut or any other jurisdiction.

In further consideration thereof, Employee hereby irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on her behalf, in any administrative agency, whether federal or state, or in any court, whether federal or state, or before any arbitrator, any claim, demand, complaint, petition, or grievance of any type related to the matters released and discharged above, it being the intention of the parties that with the execution by Employee of this Agreement, each of the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee.

Employee acknowledges and agrees that all wages and accrued vacation and other compensation due him from Axsys for all hours of work he has performed have been paid timely and unconditionally and in full, and have not been paid on the condition that Employee sign this Agreement or do or not do anything else.  The execution of the Agreement shall not in any way be considered an admission of any liability on the part of Axsys.

Employee hereby expressly waives all of the benefits and rights granted to him pursuant to Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Agreement, which if known by him must have materially affected his settlement with the debtor.”

Employee certifies that he has read all of this Agreement, including, but not limited to, the above quoted Civil Code Section, and that he fully understands all of the same.  Employee understands that he may consult an attorney prior to executing this Agreement and that he has hereby been advised to review the terms of this Agreement with an attorney.

3.             No Employment Relationship.  On and after the close of business on January 31, 2002, Employee shall have no duties as an employee of Axsys, and nothing in this Agreement (including any required payment pursuant to Section 1 hereof) or otherwise shall establish an agency, partnership, joint venture or employee relationship between the Employee and Axsys.

4.             Entire Agreement.  Employee expressly declares and represents that no promise, inducement or agreement not herein expressed in writing has been made to him, that this Agreement contains the entire agreement between the parties, and that the terms of this Agreement are contractual and not a mere recital. This Agreement supersedes and replaces any and all agreements, arrangements, understandings and promises between Employee and Axsys of any kind whatsoever, whether written or oral, express or implied.

The parties agree that this Agreement cannot be changed or modified in any manner except by writing, and signed by both Employee and Axsys.

5.             Successors; Binding Effects.  This Agreement shall be binding upon and shall inure to the benefit Axsys and its Successors and Assigns. Axsys shall require its Successors and Assigns to expressly assume and agree to perform the Agreement in the same manner and to the same extent that Axsys would be required to perform it if no such succession or assignment had taken place.

6.             Confidentiality and Professionalism.  Employee represents and agrees that Employee will keep the terms, amount, value and nature of consideration paid to Employee completely confidential, and that Employee will not hereafter disclose any information concerning this Agreement to anyone other than Employee’s immediate family and professional representative who will be informed of and bound by this confidentiality clause.  The obligation of professionalism includes, without limitations, any discussion by Employee about Axsys or any of Axsys’ employees, which shall be limited to respectful, non-derogatory and non-damaging references by Employee.

7.             Return of Axsys Materials and Property.  Employee understands and agrees that Employee has turned over to Axsys all files, memoranda, records, and other documents, physical or personal property (except the Dell Laptop used by the Employee while employed) which Employee received from the Axsys and/or which Employee used in the course of Employee’s employment with Axsys and which are the property of the Axsys.  Employee acknowledges, warrants and agrees the Employee has returned all such items and any copies or extras thereof and any other property, files or documents obtained as a result of Employee’s employment with the Axsys and Employee has held such information in trust and in strict confidence and will continue to do so.

This Agreement shall be governed by and construed and enforced in accordance with the laws of Connecticut without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date shown below.

/s/: John E. Hanley
John E. Hanley
January 31, 2002

AXSYS TECHNOLOGIES, INC.
/s/: Mark J. Bonney
Mark J. Bonney, President & COO
January 31, 2002